                   U.S. SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549



FORM 4                                                  OMB APPROVAL
                                                ------------------------------
[_] Check this box if                            OMB Number:        3235-0287
    no longer subject                            Expires:  April 30, 1997
    to Section 16.                               Estimated average burden
    Form 4 or Form 5                             hours per response...... 0.5
    obligations may                             ------------------------------
    continue. See
    Instruction 1(b).

               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

              Filed pursuant to Section 16(a) of the Securities
      Exchange Act of 1934, Section 17(a) of the Public Utility Holding
              Company Act of 1935 or Section 30(f) of the
                     Investment Company Act of 1940

1.  Name and Address of Reporting Person

Whitney                             Richard                           K.
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        (Last)                      (First)                        (Middle)

21250 Hawthorne Boulevard
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                                   (Street)

Torrance                              CA                             90503
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        (City)                      (State)                           (Zip)

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2.  Issuer Name and Ticker or Trading Symbol

 Total Renal Care Holdings, Inc. (TRL)
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3.  IRS or Social Security Number of Reporting Person (Voluntary)


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4.  Statement for Month/Year

May 2000
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5.  If Amendment, Date of Original (Month/Year)

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6.  Relationship of Reporting Person to Issuer (Check all applicable)


        Director                                  10% Owner
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     X  Officer  (give title below)               Other   (Specify below)
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                            Chief Financial Officer
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                          Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned


1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                  Code       V   Amount        (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
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Common Stock,        5/16/00      P             12,000         A      $4.3705/SH   17,925               D
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$.001 Par value
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                           (Print or Type Responses)
                                                                          (Over)
                                                                 SEC 1473 (8-92)
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FORM 4 (continued)


                           Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                  (e.g., puts, calls, warrants, options, convertible securities)


 1. Title of Derivative         2. Conver-       3. Trans-        4. Transac-         5. Number of Deriv-        6. Date Exer-
    Security (Instr. 3)            sion or          action           tion Code           ative Securities           cisable and
                                   Exercise         Date             (Instr. 8)          Acquired (A) or            Expiration
                                   Price of         (Month/                              Disposed of (D)            Date
                                   Deriv-           Day/                                 (Instr. 3, 4, and 5)       (Month/Day/
                                   ative            Year)                                                           Year)
                                   Security
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                                                                  Code      V              (A)         (D)        Date     Expira--
                                                                                                                  Exer-    tion
                                                                                                                  cisable  Date
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                               7. Title and Amount of       8. Price    9. Number       10. Owner-    11. Na-
                                  Underlying Securities        of          of Deriv-        ship          ture
                                  (Instr. 3 and 4)             Deriv-      ative            Form          of In-
                                                               ative       Secur-           of De-        direct
                                                               Secur-      ities            rivative      Bene-
                                                               ity         Bene-            Secu-         ficial
                                                               (Instr.     ficially         rity:         Owner-
                              ----------------------------     5)          Owned            Direct        ship
                                            Amount or                      at End           (D) or        (Instr.
                                    Title   Number of                      of               Indi-         4)
                                            Shares                         Month            rect (1)
                                                                           (Instr. 4)       (Instr. 4)
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Explanation of Responses:

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


                               /s/ Richard K. Whitway              6/7/2000
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                              **Signature of Reporting Person        Date

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.